JACK OF ALL GAMES, INC.
                             2909 Crescentville Road
                             West Chester, OH 45069



                                           September 10, 1998


Robert Alexander
1255 Coventry Woods
Cincinnati, Ohio 45230

                      Re: Amendment to Employment Agreement

Dear Mr. Alexander:

     Reference is made to the employment agreement, dated August 31, 1998, between you and Jack of All Games, Inc.

     This letter confirms our agreement that Section 3(c) of the Employment Agreement, with respect to Options granted to the employee, is hereby amended in its entirety to provide for 100,000 Options in lieu of 125,000 Options, to read as follows:

          "(c) In addition to the foregoing, and subject to the terms and conditions of the Parent's 1997 Stock Option Plan (the "Plan"), a copy of which has been made available to the Employee, the Employee shall be granted as a matter of separate agreement, and not in lieu of Salary or any other compensation for services, the right and option (the "Option"), in the form of incentive stock options to the extent available, to purchase pursuant to the Plan all or any part of an aggregate of up to 100,000 shares of the authorized but unissued common stock, par value $.01 per share, of the Parent (the "Shares"), at the exercise price of $5.625 per Share, exercisable during the five (5) year period, with respect to any incentive stock options, or ten (10) year period (with respect to all other options granted pursuant hereto) commencing as of the date hereof and terminating on the close of business on August 31, 2008 or August 31, 2003, respectively, as follows: (i) 50,000 of the Shares are immediately vested and may be purchased as of the date hereof and (ii) an additional 50,000 of the Shares may be purchased commencing on the first anniversary hereof; and then, only to the extent that the Employee is still eligible under the terms of the Plan; provided, however, in the event


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Robert Alexander
September 10, 1998
Page 2


     that the Employee is terminated by reason of death or disability pursuant to Section 6(b) hereof or in the event of any transaction pursuant to
     Section 4 of the Plan, any options not vested at the time of termination pursuant thereto shall immediately vest."

     Except as set forth herein, the Employment Agreement shall remain in full force and effect.

                                            Very truly yours,

                                            JACK OF ALL GAMES, INC.


                                            By: /s/ Nicolas A. Alexander
                                                --------------------------------
                                                    Nicolas A. Alexander
                                                    Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Robert A. Alexander
------------------------
Robert A. Alexander